As Filed with the Securities and Exchange Commission on August 3, 2007

Registration No 333-121492

SECURITIES AND EXCHANGE COMMISSION
Washington, D, C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spirit Finance Corporation
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of
incorporation or organization)

20-0175773
(I.R.S. Employer Identification No.)

14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona	85254
(Address of registrant’s principal executive offices)	(Zip Code)

Spirit Finance Corporation 2003 Stock Option and Incentive Plan
(Full title of the Plan)

Morton H. Fleischer
Chairman of the Board
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona  85254
(Name and address of agent for service)

(480) 606-0820
(Telephone number, including area code, of agent for service)

Copy to:
Paul E. Belitz, Esq.
Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado  80202-2626
(303) 297-2400

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-121492) (the “Registration Statement”) is being filed to deregister certain shares of common stock of Spirit Finance Corporation (the “Company”) that were registered for issuance pursuant to the 2003 Stock Option and Incentive Plan (the “Plan”). The Registration Statement registered 2,100,000 shares of common stock issuable pursuant to the Plan (the “Shares”).

Reference is made to the Merger Agreement, dated as of March 12, 2007 (the “Merger Agreement”), by and among Redford Holdco, LLC, a Delaware limited liability company (“Redford”), Redford Merger Co., a Maryland corporation (the “Merger Sub”), and the Company in connection with the merger of the Company with and into the Merger Sub (the “Merger”).  All shares of the Company’s common stock outstanding at the Effective Time (as defined below) will be converted into the right to receive $14.50 per share in cash.

On July 2, 2007, the Company held its annual meeting of stockholders at which the Company’s stockholders approved the adoption of the Merger Agreement. The Merger became effective upon the filing of Articles of Merger with the Commonwealth of Maryland on August 1, 2007 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements as of the Effective Time, including the Registration Statement.  The Company terminated the Plan to which the Registration Statement relates and offerings of the Company’s securities pursuant to the Registration Statement immediately prior to the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all Share registered under the Registration Statement which remain unissued or unobligated immediately prior to the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona, on August 3, 2007.

SPIRIT FINANCE CORPORATION

By:	/s/ Morton H. Fleischer
Morton H. Fleischer
Chairman of the Board